Exhibit 99.1

TRX AND TATA ENTITY FORMALIZE GLOBAL BUSINESS DEVELOPMENT AGREEMENT

TRX Announces Progress on U.S. Call Center Exit Strategy

Highlights

•	TRX and TATA entity, SWS, sign agreement to market a combined offering to the global travel marketplace — enabling TRX to focus on revenue expansion for transaction processing and data integration and SWS to focus on travel care related activities

•	TRX and SWS contractually frame the transfer of TRX’s U.S.-based call center activities

ATLANTA – 13 February 2006 – TRX, Inc. (NASDAQ: TRXI), a leading, independent provider of transaction processing and data integration services to the global travel industry, and E2E SerWiz Solutions Ltd. (SWS), a leading outsourced customer care services provider and wholly-owned subsidiary of TATA Sons Ltd, today announced a global business development alliance, as well as plans to enable the transfer of TRX’s U.S. call center services.

Through TRX and SWS’s business development relationship, the two companies will market their respective offerings to clients and prospects in the global travel marketplace. The relationship enables TRX to focus on its core transaction processing and data integration services and SWS to focus on its core call center support services – while jointly addressing the transaction processing and technology needs of their clients and prospects.

The companies also executed an agreement outlining the framework through which TRX is able to transfer all of its U.S.-based customer care operations, located in Parkersburg, West Virginia and Milton, Florida, to SWS. The transfer of assets and liabilities is contingent upon the achievement of certain events and conditions, all of which are expected to occur by the end of the calendar year.

M. N. Rao, Chief Executive Officer of SWS, said, “We are very happy to be partnering with TRX. This new relationship with TRX brings us not only presence in the U.S. market but also the advantage of TRX’s domain strengths in the travel industry from the first day of operations in the U.S. As a TATA Enterprise, with our expertise in contact centre operations, we are committed to delivering value to meet the expectations of the company’s current as well as future clients.”

TRX President & CEO Trip Davis commented: “We are excited about our relationship with SWS. Our agreement with SWS provides a positive transition out of our U.S. customer care operations. It also affirms our belief that customer care providers will benefit from TRX agent automation and transaction processing expertise. We believe this is the beginning of a strong relationship with TATA to grow our mutual businesses in the North American, European, and Asian markets.”

Through their alliance, SWS and TRX are also working together to identify and pursue new end-to-end travel processing and customer care opportunities in India.

TRX has previously announced its desire to transition away from its call center operations and focus on transaction processing and data integration technologies, including its SELEX web-based interface for travel agents and customer service representatives. The SELEX solution suite includes: SELEX Agent Desktop, SELEX Workflow Manager, and SELEX Exception Automation—all geared to provide access to multiple inventory sources (multiple GDSs and suppliers), improve agent utilization, reduce agent handle time, reduce agent errors, and improve service for travelers.

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About TRX, Inc.

TRX (NASDAQ: TRXI) is a leading, independent provider of transaction processing and data integration services to the global travel industry. TRX provides five hosted technology and service offerings: RESX (Online Booking), SELEX (Agent Technology), CORREX (Automated Processing), TRANXACT (Settlement & Exceptions), and DATATRAX (Data Integration). TRX provides each of these solutions individually or as a comprehensive, integrated end-to-end processing suite for travel agencies, travel suppliers, large corporations, credit card issuers, and expense management companies. TRX is headquartered in Atlanta, Georgia with operations and associates in North America, Europe, and Asia.

About SerWiz Solutions

E2E SerWiz Solutions Limited (SWS) is a TATA Enterprise and a wholly owned subsidiary of TATA Sons Ltd the principal holding company of the TATA Group. SWS is a leading BPO providing voice and non-voice based services. Headquartered in Pune (India), it has an all India footprint with multi-lingual service delivery capabilities. One of the largest third party Customer Service solutions providers in India, SerWizSol is a rapidly growing young company, innovating to achieve new price performance milestones for an under serviced Indian domestic market, while building attractive value propositions for international markets across a few select attractive industry verticals.

About TATA Group

The TATA Group, is an Indian conglomerate operating with over 90 companies, of which about 29 are listed. The Group has presence in more than 40 countries across six continents. It is the largest and one of the most respected business houses in India with revenues of $17.8 billion in 2004-05; it exports products and services to over 120 nations. TATA companies together employ some 215,000 people. The Group is internationally known for several well-run companies such as TATA Steel, TATA Consultancy Services, TATA Motors, and TATA Tea. The aggregate market capitalization of group companies is by far the highest among Indian business houses in the private sector.

The TATAs in USA

The TATA Group has significant business interests in the USA, which contributes to almost 35% of its revenues from international businesses. With over 85 offices employing around 10,000 people, it has significant presence represented by group companies such as TCS, Taj Hotels, Tetley, TATA Tea, TATA Automotive, and TATA Steel.

The TATA Inc in USA was established in 1945 to represent the group companies. The continued expansion of the group’s presence is shown by recent events such as the acquisition of Tyco Global Network and takeover of management of the Pierre, the luxury Hotel in Manhattan. The Group also was able to successfully develop enduring partnerships with companies such as IBM, Cummins, AT&T, Lucent, and Honeywell

TRX Investor Relations Contact:

Lindsey Sykes

Chief Financial Officer

(404) 929-6154

TRX Media Contact:

Kari Walker

Vice President, Trevelino/Keller Communications Group for TRX

(404) 214-0722

kwalker@trevelinokeller.com

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